Exhibit 5.1

[Thompson Hine LLP Letterhead]

December 31, 2019

Navidea Biopharmaceuticals, Inc.

4995 Bradenton Avenue

Suite 240

Dublin, Ohio 43017

Ladies and Gentlemen:

We have acted as counsel to Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”) in connection with (i) the preparation and filing of the Registration Statement on Form S-3, being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (as so filed and as amended, the “Registration Statement”) and the related prospectus contained in the Registration Statement relating to the registration of the offering by the selling stockholders named in the Registration Statement under the caption “The Selling Stockholders” (the “Selling Stockholders”) of up to an aggregate of 2,057,716 shares of the Company’s common stock, $0.001 par value per share (the “Shares”).

The Shares are being sold by the Company to the Selling Stockholders in accordance with the Stock Purchase Agreement, dated December 6, 2019 (the “Agreement”), by and between the Company and the Selling Stockholders.

In rendering this opinion, we have examined the Registration Statement, the Prospectus, the Agreement, the Registration Rights Agreement, dated December 6, 2019, between the Company and the Selling Stockholders, and such other documents and reviewed such questions of law as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

As a result of and subject to the foregoing, we are of the opinion that:

1. The Company is validly existing as a corporation under the laws of the State of Delaware.

2. The Shares issued and to be issued pursuant to the Agreement have been duly authorized for issuance, and upon the issuance and delivery of the Shares against payment of the consideration therefor in accordance with the terms of the Agreement, the Shares have been, and will be, validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to being named under the caption “Legal Matters” contained in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP